**Pacific Rim Geological Consulting, Inc.**

*P.O. Box 81906, Fairbanks, Alaska, USA 99708*

Phone (907) 458-8951 Fax (907) 458-8511 email: Bundtzen@mosquitonet.com

# CONSENT OF AUTHOR

Attention: Corporate Finance
United States Securities and Exchange Commission

Attention: Corporate Finance
Little Squaw Gold Mining Company
3412 Lincoln Drive
Spokane, Washington USA 99203

I, Thomas K. Bundtzen, P. Geo. of Pacific Rim Geological Consulting, Inc., at Box 81906, Fairbanks, Alaska, USA, 99708, co-authored and prepared the technical report: *Gold Deposits of the Chandalar District, Northern Alaska: an Information Review and Recommendations* (hereafter known as 'Report'. This Report was produced by Pacific Rim Geological Consulting, Inc. in May, 2004.

I hereby consent to the filing of the report in the public files of the United States Securities and Exchange Commission (hereafter known as USSEC) for use in an SB-2 filing with the USSEC, and to any use of and reference to the subject matter of the Report. I also consent to the use of my name as co-author of the report.

I hereby certify that there is no reason to believe that there are any misrepresentations in information derived in the Report, or that the written disclosure contained in the Report contains any misrepresentations.

Dated this day, APRIL 9th, 2006


AMERICAN INSTITUTE OF PROFESSIONAL GEOLOGISTS
CERTIFICATE NUMBER
10912
AIPG
THOMAS K. BUNDTZEN
CERTIFIED PROFESSIONAL GEOLOGIST

Thomas K. Bundtzen
President, Pacific Rim Geological Consulting, Inc.
Certified Professional Geologist #10912